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                                                             Exhibit 10.25

                              @Entertainment, Inc.

January 23, 1998
Agnieszka Holland
[Title]
[Address]

Dear Agnieszka:

         I am pleased to offer you a position as a member of the Board of Directors of @Entertainment, Inc. (the "Company"). As we discussed, we would also like to engage your services as an artistic consultant to the Company. The principal terms and conditions of your positions as director and artistic consultant are set forth below:

1. Your term as a director and as an artistic consultant shall begin on January __, 1998 ("Effective Date").

2. Your target compensation for services rendered in your capacity as a director and as an artistic consultant shall be US$50,000 per year. The components of your compensation are as follows:

   a. In your capacity as a director of the Company, you shall attend meetings of the Company's Board of Directors, subject to your availability and other work commitments. In consideration for your services rendered as a director of the Company, the Company shall pay to you the sum of US$5,000 per meeting for each of the five regular meetings of the Board of Directors that you attend each year.

   b. In your capacity as an artistic consultant to the Company, you shall be available, either in person or by telephone, on an ad hoc basis to consult with officers or directors of the Company on issues of an artistic nature that relate to the Company or its business, subject to your availability and other work commitments. In consideration for your consulting services, the Company will pay to you US$25,000 per year, in 12 equal prorated amounts, to be paid within 30 days of the end of each month. Your consultancy agreement shall continue for a period of two years and shall be terminable by either party on 30 days notice.

3. All reasonable expenses incurred by you in rendering services as a director or as an artistic consultant of the Company shall be for the account of the Company.

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4.       Your consultancy services shall be provided to the Company on a nonexclusive basis and you shall be free to provide services to third parties.

5. This letter agreement shall be subject to the provisions set forth in the Indemnification Agreement, dated as of January ___, 1998, between you and the Company, and the provisions set forth in the Company's Directors and Officers Liability Insurance Policy, which the Company agrees shall be in effect throughout the term of your directorship.

6. You agree, in the provision of your consultancy services and thereafter, to keep confidential all confidential information disclosed to you by the Company and its representatives.

7. The terms of this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

         Please sign below to signify your acceptance of the above terms of appointment as a member of the Board of Directors and as an artistic consultant of the Company.

                                                     Yours sincerely,

                                                     Robert E. Fowler, III
                                                     Chief Executive Officer

Accepted and Agreed:

________________________________
Agnieszka Holland